FOR IMMEDIATE RELEASE	NEWS
November 3, 2010	NYSE: NGS
Exhibit 99

NATURAL GAS SERVICES GROUP ANNOUNCES DILUTED EPS OF $0.18/SHARE FOR THE THIRD QUARTER OF 2010
Rental and Sales Revenues and Net Income Increase in Sequential Quarters

MIDLAND, Texas November 3, 2010 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of equipment and services to the natural gas  industry, announces its financial results for the third quarter and nine months ended September 30, 2010.

Natural Gas Services Group Inc. Financial Results:

Revenue:   Total revenue increased from $11.9 million to $14.2 million, or 20%, for the third quarter ended September 30, 2010, compared to the second quarter ended June 30, 2010. This was mainly the result of a $1.2 million increase in compressor unit sales revenue.  Rental revenues increased 4% to $10.3 million in the same comparative quarters.

For the three months ended September 30, 2010, total revenue decreased from $16.4 million to $14.2 million compared to the same period in 2009. This was primarily due to a decrease in equipment sales from $5.3 million to $3.7 million.  Total revenue decreased from $53.2 million to $37.7 million for the nine months ended September 30, 2010, compared to the same period in 2009.

Operating income:  Operating income increased 42% to $3.4 million for the third quarter 2010 as compared to $2.4 million in the second quarter 2010 and as a percentage of revenue increased from 20% for the second quarter 2010 to 24% for the third quarter 2010.  This quarterly increase was primarily the result of higher sales revenues and margins.

Operating income declined to $3.4 million for the three months ended September 30, 2010 compared to $4.2 million in the same period for 2009, while the nine months ended September 30, 2010 compared to the same period in 2009 showed a decline from $14.9 million to $8.0 million. The declines in operating income over comparative year periods were primarily driven by the accompanying  revenue declines with some effect from the semi-variable characteristic of SG&A and depreciation expenses.

Net income:  Our net income increased 47% to $2.2 million in the third quarter 2010 when compared to $1.5 million in the second quarter of this year.

Net income decreased to $2.2 million for the three months ended September 30, 2010 as compared to net income of $2.6 million for the same period in 2009. Net income for the first nine months of 2010 decreased to $5.1 million, when compared to net income of $9.3 million for the same period in 2009.  This was mainly the result of decreased compressor sales and margins.

Earnings per share:  Diluted earnings per share increased to $0.18 in the third quarter 2010 from $0.13 in the second quarter of this year. Our earnings per diluted share was $0.18 for the three months ending September 30, 2010 as compared to $0.22 for the same 2009 period, a 18% decrease.  Comparing the first nine months of 2009 versus 2010, our earnings per diluted share were $0.77 compared to $0.41.

EBITDA:  Our EBITDA increased (see discussion of EBITDA at the end of this release) 20% in the third quarter 2010 to $6.4 million compared to $5.4 million in the second quarter 2010. EBITDA decreased 10% to $6.4 million for the third quarter ended September 30, 2010, versus $7.1 million for the same period in 2009.  EBITDA decreased to $16.8 million for the nine months ended September 30, 2010 versus $23.6 million for the same period ended September 30, 2009.

Cash flow: At September 30, 2010, we had cash and cash equivalents of $22.9 million, working capital of $41.9 million, and total debt of $3.7 million, of which $3.4 million was classified as current. We had positive net cash flow from operating activities of $22.2 million during the first nine months of 2010.

Selected data: The table below shows our revenues, net income, and gross margin for the quarters and nine month periods ended September 30, 2010 and 2009 and for the three months ended June 30, 2010.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Three months ended September 30,		Three months ended June 30,	Nine months ended September 30,
	(in thousands of dollars, except per share data)
	2009	2010	2010	2009	2010
Sales	$5,285	$3,695	$1,779	$16,813	$6,936
Rental	10,840	10,326	9,902	35,597	30,103
Service and Maintenance	255	224	220	752	656
Total Revenue	16,380	14,245	11,901	53,162	37,695
Gross Margin	8,695	7,712	5,364	28,507	21,132
Net Income	$2,643	$2,153	$1,544	$9,312	$5,059
Earnings per share (diluted)	$0.22	$0.18	$0.13	$0.77	$0.41

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read  Non-GAAP Financial Measures” in this report.

Rental fleet:As of September 30, 2010 we had 1,849 compressor packages in our rental fleet, up from 1,772 units at September 30, 2009 and an increase of 43 units in this current quarter. The rental fleet had a utilization of 69% as of September 30, 2010 compared to 70% utilization as of September 30, 2009.

Stephen Taylor, President and CEO of Natural Gas Services Group, commented, “Our rental revenues continued to increase this quarter and with some recovery in our compressor sales backlog we also experienced higher sales revenues.  This led to corresponding increases in our operating and net income number and margins.  In light of the exceptionally low pricing in natural gas markets during the quarter, we are pleased that we were able to experience positive growth while maintaining margins.”

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating performance since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations.  Depreciation expense is a necessary element of our costs and our ability to generate revenue and selling, general and administrative expense is a necessary cost to support our operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.  As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three months ended September 30,		Three months ended June 30,	Nine months ended September 30,
	2009	2010	2010	2009	2010
Net income	$2,643	$2,153	$1,544	$9,312	$5,059
Interest expense	148	40	53	462	168
Provision for income taxes	1,429	1,223	862	5,028	2,852
Depreciation and amortization	2,902	2,990	2,905	8,795	8,770
EBITDA	$7,122	$6,406	$5,364	$23,597	$16,849
Other operating expenses	1,582	1,359	1,522	4,813	4,379
Other expense (income)	9	53	66	(97)	96
Gross margin	$8,695	$7,712	$6,802	$28,507	$21,132

Cautionary Note Regarding Forward-Looking Statements:  Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Wednesday, November 3, 2010 at 9:30 a.m. Central (10:30 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Replay: For those unable to attend the live teleconference, a Webcast replay of the call will be available within 2 hours at the NGS website at www.ngsgi.com  under the Investor Relations section and will remain accessible for 30 days.

Stephen Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2010.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. NGS manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. NGS also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For more information, contact:	Modesta Idiaquez, Investor Relations
(432) 262-2700 modesta.idiaquez@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	September 30,
	2009	2010
ASSETS
Current Assets:
Cash and cash equivalents	$23,017	$22,863
Trade accounts receivable, net of allowance for doubtful accounts of $363 and $149, respectively	7,314	5,139
Inventory, net of allowance for obsolescence of $345 and $291, respectively	24,037	22,825
Prepaid income taxes	1,556	1,937
Prepaid expenses and other	279	361
Total current assets	56,203	53,125

Rental equipment, net of accumulated depreciation of $34,008 and $41,515, respectively	110,263	115,079
Property and equipment, net of accumulated depreciation of $7,210 and $7,536, respectively	7,626	6,994
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,497 and $1,692, respectively	2,721	2,526
Other assets	19	26
Total assets	$186,871	$187,789

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$3,378	$3,378
Line of credit	7,000	—
Accounts payable	2,239	3,143
Accrued liabilities	1,485	2,539
Current income tax liability	1,708	546
Deferred income	90	1,650
Total current liabilities	15,900	11,256

Long-term debt, less current portion	2,817	283
Deferred income tax payable	25,498	27,583
Other long-term liabilities	558	536
Total liabilities	44,773	39,658

Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,101 and 12,111 shares issued and outstanding, respectively	121	121
Additional paid-in capital	84,570	85,542
Retained earnings	57,407	62,468
Total stockholders' equity	142,098	148,131
Total liabilities and stockholders' equity	$186,871	$187,789

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except per share amounts) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010
Revenue:
Sales, net	$5,285	$3,695	$16,813	$6,936
Rental income	10,840	10,326	35,597	30,103
Service and maintenance income	255	224	752	656
Total revenue	16,380	14,245	53,162	37,695

Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	3,641	2,201	11,423	4,329
Cost of rentals, exclusive of depreciation stated separately below	3,870	4,188	12,711	11,784
Cost of service and maintenance, exclusive of depreciation stated separately below	174	144	521	450
Selling, general, and administrative expense	1,582	1,359	4,813	4,379
Depreciation and amortization	2,902	2,990	8,795	8,770
Total operating costs and expenses	12,169	10,882	38,263	29,712

Operating income	4,211	3,363	14,899	7,983

Other income (expense):
Interest expense	(148)	(40)	(462)	(168)
Other income (expense)	9	53	(97)	96
Total other income (expense)	(139)	13	(559)	(72)

Income before provision for income taxes	4,072	3,376	14,340	7,911

Provision for income taxes	1,429	1,223	5,028	2,852

Net income	$2,643	$2,153	$9,312	$5,059

Earnings per share:
Basic	$0.22	$0.18	$0.77	$0.42
Diluted	$0.22	$0.18	$0.77	$0.41
Weighted average shares outstanding:
Basic	12,097	12,108	12,095	12,105
Diluted	12,135	12,196	12,127	12,204

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)
	Nine months ended September 30,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,312	$5,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,795	8,770
Deferred taxes	5,028	2,085
Employee stock options expense	479	874
Gain on disposal of assets	(52)	(47)
Changes in current assets and liabilities:
Trade accounts receivables, net	5,029	2,175
Inventory, net	5,965	1,437
Prepaid income taxes and prepaid expenses	(821)	(463)
Accounts payable and accrued liabilities	(9,371)	1,958
Current income tax liability	(256)	(1,162)
Deferred income	273	1,560
Other	—	(5)
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,381	22,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,847)	(12,985)
Redemption of short-term investments	2,300	—
Proceeds from sale of property and equipment	142	47
NET CASH USED IN INVESTING ACTIVITIES	(5,405)	(12,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	500	—
Proceeds from other long-term liabilities, net	119	(22)
Repayments of long-term debt	(2,533)	(2,534)
Repayments of line of credit	(489)	(7,000
Proceeds from exercise of stock options	10	99
NET CASH USED IN FINANCING ACTIVITIES	(2,393)	(9,457)

NET CHANGE IN CASH	16,583	(154)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,149	23,017
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17,732	$22,863
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$414	$202
Income taxes paid	$925	$2,137

NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$1,286	$225